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                                                                   EXHIBIT 99.1

     Priceline.com Announces Exercise of Initial Purchasers' Over-Allotment
      Option to Purchase $25 Million of 1.00% Convertible Senior Notes due
                                 August 1, 2010

NORWALK, Conn. - August 19, 2003 - Priceline.com Incorporated (Nasdaq:PCLN) today announced that on August 18th the initial purchasers in its recent offering of 1.00% Convertible Senior Notes due August 1, 2010 exercised their option to purchase an additional $25 million of the notes. Priceline.com announced on July 29, 2003 that it had sold $100 million aggregate principal amount of 1.00% Convertible Senior Notes due August 1, 2010 in an offering to qualified institutional buyers and that it had granted the initial purchasers of the notes an option to purchase an additional $25 million aggregate principal mount of notes to cover over-allotments. The closing of the sale of the $100 million of notes took place on August 1, 2003, and priceline.com expects the closing of the sale of the additional $25 million of notes to take place on August 21, 2003. Priceline.com intends to use the net proceeds of the offering for general corporate purposes, strategic purposes and working capital requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities. The notes and the shares of common stock of priceline.com issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT PRICELINE.COM INCORPORATED

Priceline.com offers products for sale in two categories: a travel service that offers leisure airline tickets, hotel rooms, rental cars, packaged vacations and cruises; and a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee. Priceline.com also owns travel Web sites Lowestfare.com and Rentalcars.com. Priceline.com is part-owner of Internet travel service Travelweb LLC. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees.

                                      * * *

For press information, contact:
Brian Ek 203-299-8167
(brian.ek@priceline.com)
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INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements. These forward-looking statements include priceline.com's intention to raise proceeds through the offering and sale of the convertible senior notes and the intended use of proceeds. The closing of the sale of the additional notes is subject to customary conditions. There can be no assurance that priceline.com will complete the sale of the additional notes. Priceline.com's ability to complete the offering of the additional notes will depend, among other things, on market conditions. In addition, priceline.com's ability to complete the offering of the additional notes and its business are subject to risks. For a discussion of these risks, please refer to priceline.com's most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, priceline.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.